Exhibit 99.1
                                     NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://ir.cedarfair.com	Media Contact: Gary Rhodes, 704.249.6119

CEDAR FAIR REPORTS 2022 SECOND-QUARTER RESULTS AND RECORD REVENUES FOR FIRST SEVEN MONTHS OF THE YEAR
•A record 3.2 million season passes sold for the 2022 season, combined with strong bookings at resort properties, support robust outlook for Cedar Fair’s busiest stretch ahead
•Reinstatement of unitholder distribution and authorization of program to repurchase up to $250 million units underscore confidence in the Company and its long-term prospects
SANDUSKY, Ohio (Aug. 3, 2022) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for its second quarter ended June 26, 2022, and provided preliminary results and operating trends through July 31, 2022.
Separately today the Company announced its updated capital allocation strategy, including the declaration of a cash distribution of $0.30 per limited partner (LP) unit payable on Sept. 15, 2022, to unitholders of record as of Aug. 31, 2022, and the Board’s authorization to repurchase up to $250 million of Cedar Fair units.
Cedar Fair President and CEO Richard Zimmerman, said, “The strength and pace of our recovery post-pandemic, supported by our strong first-half operational performance, has allowed us to deliver strong financial results and advance our key strategic priorities. Since resuming full-park operations, we have generated significant free cash flow that has allowed us to pay down the equivalent of 75% of the debt we incurred during the pandemic, continue to reinvest in our parks and resort properties to further enhance the guest experience, and put in place a capital allocation strategy focused on returning capital to unitholders. This includes reinstating our distribution in the third quarter of 2022 and establishing a new unit repurchase program to opportunistically buy back units of Cedar Fair.”
Second Quarter 2022 Highlights
•Net revenues totaled a record $509 million, an increase of $285 million from the second quarter of 2021. Compared to the second quarter of 2019, net revenues increased by $73 million, or 17%.
•Net income was $51 million, an increase of $110 million from the second quarter of 2021. Compared to the second quarter of 2019, net income decreased by $13 million.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 SECOND-QUARTER RESULTS; PROVIDES UPDATE THROUGH JULY 31
Aug. 3, 2022

•Adjusted EBITDA(1) totaled $171 million, an increase of $169 million from the second quarter of 2021. Compared to the second quarter of 2019, Adjusted EBITDA increased by $7 million, or 5%.
•Attendance totaled 7.8 million guests, an increase of 4.4 million guests from the second quarter of 2021. Compared to the second quarter of 2019, attendance declined by 654,000 guests, or 8%.
•In-park per capita spending was a record $59.52, a 6% increase from the second quarter of 2021. Compared to the second quarter of 2019, in-park per capita spending increased 26%, driven by double-digit percentage increases across all key revenue categories.
•Out-of-park revenues were a record $60 million, representing a $19 million increase from the second quarter of 2021. Compared to the second quarter of 2019, out-of-park revenues increased by $10 million, or 21%.
First Seven Months 2022 Highlights
•For the seven-month period ended July 31, 2022, preliminary net revenues totaled a record $1.03 billion, an increase of $441 million from the comparable seven-month period in 2021. Compared to the seven-month period ended Aug. 4, 2019, net revenues increased by $152 million, or 17%.
•Attendance for the first seven months of the year totaled 15.4 million guests, an increase of 6.8 million guests from the comparable period in 2021. Compared to the same seven-month period in 2019, attendance declined by 1.0 million guests, or 6%.
•In-park per capita spending for the seven months was a record $60.76, a 2% increase from the comparable seven-month period in 2021. Compared to the first seven months of 2019, in-park per capita spending increased 25%.
•Out-of-park revenues for the seven-month period were a record $125 million, a $33 million increase from the comparable period in 2021. Compared to same seven-month period in 2019, out-of-park revenues increased by $20 million, or 19%
•Through the end of July, sales of 2022 season passes totaled a record 3.2 million units, while sales of all-season products, including all-season dining and all-season beverage, continued to pace well ahead of the previous record established for the sale of season pass add-on products.
“While demand for our parks is foundational to our success, one of our primary objectives is to drive revenue growth by optimizing both attendance and guest spending levels,” said Zimmerman. “By strategically investing in our business and broadly elevating the guest experience, we have achieved new highs for in-park per capita spending and out-of-park revenues, resulting in record net revenues through the first seven months of the year.”
Zimmerman concluded, “With the momentum we’ve established over the first half of the year, combined with more than three million season passes in the hands of our guests for the first time ever and strong occupancy trends at our resort properties, we are well positioned for a solid finish to the year. Our strong performance over the trailing 12 months gives us the financial strength and flexibility to expedite our strategic priorities and significantly strengthen the core of our enterprise. Although we have more to accomplish, we are well on our way to putting the effects of the pandemic fully behind us and aggressively pursuing the next level of value creation for our guests, associates, communities, and investors.”
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 SECOND-QUARTER RESULTS; PROVIDES UPDATE THROUGH JULY 31
Aug. 3, 2022

Results for Second Quarter 2022 Compared with Second Quarter 2021
Given the material impact the coronavirus pandemic had on park operations in 2021, results for the second quarter of 2022 are not directly comparable to the second quarter of 2021. In the prior period, the Company postponed the opening of its parks to May 2021, when all parks opened except for the Company’s Canadian property, Canada’s Wonderland, which opened in July 2021. As a result, the Company’s parks had 708 total operating days during the second quarter of 2022 compared with 393 total operating days in the second quarter of 2021.
For the second quarter ended June 26, 2022, net revenues totaled $509 million versus $224 million for the second quarter of 2021. The increase in net revenues was attributable to a 315 operating day increase in the period, resulting in a 4.4 million visit increase in attendance and a $19 million increase in out-of-park revenues. In-park per capita spending in the 2022 second quarter totaled a record $59.52, driven by increases in guest spending, particularly for admissions and food and beverage.
Operating income and net income for the second quarter of 2022 benefited from the 315 operating-day increase in the current period and the related improvement in attendance and revenues. These increases were offset in part by higher operating costs in the current period, the result of higher labor rates and an increase in variable operating costs. For the second quarter, operating income totaled $112 million, compared with an operating loss of $38 million in the second quarter of 2021. Net income for the second quarter totaled $51 million, or $0.89 per diluted L.P. unit, which compares with a net loss of $59 million, or $1.04 per diluted LP unit, for the comparable period last year.
Results for Second Quarter 2022 Compared with Second Quarter 2019
Given the material impact the coronavirus pandemic had on park operations in 2020 and 2021, results for the second quarter of 2022 are not directly comparable to the second quarters of the last two years. To provide more informative comparisons, the Company has provided a comparison of its financial results for the three months ended June 26, 2022, to the three months ended June 30, 2019.
During the second quarter of 2022, the Company’s parks had 708 total operating days compared with 726 total operating days in the second quarter of 2019. Of the 708 current period operating days, 96 operating days were at the two Schlitterbahn parks, which were acquired on July 1, 2019. Excluding the Schlitterbahn parks, operating days for the three-month period decreased 114 days compared to the second quarter of 2019, due to a four-day calendar shift and the planned removal of certain early-season operating days at several of the Company’s parks.
In the second quarter of 2022, the Company entertained 7.8 million guests and generated net revenues of $509 million, representing a 17%, or $73 million, increase compared to the second quarter of 2019. The increase in net revenues was the result of a 26%, or $12.30, increase in in-park per capita spending, a 21%, or $10
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 SECOND-QUARTER RESULTS; PROVIDES UPDATE THROUGH JULY 31
Aug. 3, 2022

million, increase in out-of-park revenues, and the inclusion of the Schlitterbahn parks in the current period. These increases were offset in part by an 8%, or 654,000-visit decline in attendance. The increase in in-park per capita spending was driven by higher levels of guest spending across all key revenue categories. In particular, spending on admissions, food and beverage, and extra-charge attractions was up meaningfully, driven by both higher pricing and increased transaction counts. The increase in out-of-park revenues was primarily attributable to an increase in online customer transaction fees, the inclusion of revenues from the Resort at Schlitterbahn New Braunfels, and increased revenues at the Cedar Point resort properties. The decline in attendance was driven by the 114 fewer operating days at the Company’s legacy parks (excluding the Schlitterbahn parks) during the period, an expected slower recovery within the group sales channel, and the strategic elimination of several low-value ticket programs. Despite the recovery shortfall in group business and the discontinuation of certain low-value ticketing programs, same-park attendance per operating day(2) was up 3% in the second quarter of 2022 versus the comparable period in 2019, reflecting the impact of strong demand trends within the season pass channel.
Operating costs and expenses in the second quarter increased to $347 million, up $70 million compared with the second quarter of 2019. The increase was the result of a $9 million increase in cost of goods sold, a $55 million increase in operating expenses, and a $6 million increase in SG&A expense. Despite inflationary cost pressures, cost of goods sold as a percentage of food, merchandise and games revenue increased only 1% from 2019 levels. The increase in operating costs was largely attributable to an increase in seasonal labor costs driven by higher rates, higher full-time wages primarily related to planned increases in head count at select parks, and the inclusion of the operations of the Schlitterbahn parks. The increase in SG&A expense was primarily due to an increase in full-time wages, including higher incentive plan expense, as well as higher transaction fees. These increases were offset by a decline in advertising costs, the result of a strategic pivot to more efficient and flexible digital advertising.
Depreciation and amortization expense for the second quarter decreased $7 million from the comparable period in 2019, due primarily to the full depreciation of certain property and equipment from the Company’s 2006 acquisition of the Paramount Parks. A loss on impairment/retirement of fixed assets of approximately $1 million was recorded in both the current and prior-year periods, the result of the retirement of assets in the normal course of business. Including the items noted above, the Company’s operating income for the second quarter of 2022 totaled $112 million, up $10 million, or 10%, compared to the second quarter of 2019.
Interest expense for the second quarter totaled $40 million, an increase of $17 million from the second quarter of 2019. The increase in interest expense was due to incremental interest incurred on the Company’s 2025 and 2028
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 SECOND-QUARTER RESULTS; PROVIDES UPDATE THROUGH JULY 31
Aug. 3, 2022

senior notes issued in 2020 in response to the pandemic and the 2029 senior notes issued in the second quarter of 2019 in coordination of the Schlitterbahn acquisition, offset in part by the early redemption of the 2024 senior notes in December 2021. The net effect of the Company’s swaps resulted in an $8 million benefit to earnings during the second quarter of 2022, compared with an $11 million charge to earnings in the second quarter of 2019. The difference reflects the change in fair market value movement in the Company’s swap portfolio. During the current quarter, the Company recognized a $10 million net charge to earnings for foreign currency gains and losses related to the remeasurement of U.S. dollar denominated debt to the Canadian entity’s functional currency, compared with a $9 million net benefit to earnings in comparable period in 2019.
For the second quarter, a $19 million provision for taxes was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes, compared to a provision for taxes of $15 million in the second quarter of 2019. The difference in provision for taxes in the second quarter was attributable to an increase in pretax income from the Company’s taxable subsidiaries versus the comparable period in 2019.
Accounting for the items above, net income for the second quarter totaled $51 million, or $0.89 per diluted L.P. unit, which compares with net income of $63 million, or $1.11 per diluted LP unit, for the second quarter of 2019.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, totaled $171 million in the second quarter, representing an increase of $7 million, or 5%, compared with the second quarter of 2019. The increase is the result of higher in-park per capita spending, increased out-of-park revenues, and the inclusion of the Schlitterbahn parks, offset in part by higher operating costs in the current period, particularly higher labor costs.
First Seven Months 2022 Results
Given the material impact the coronavirus pandemic had on park operations in 2020 and 2021, the Company has provided a comparison of its preliminary financial results for the seven months ended July 31, 2022 compared with the seven months ended Aug. 4, 2019.
For the seven-month period ended July 31, 2022, the Company entertained 15.4 million guests, representing a decrease of 6%, or 1.0 million visits, and generated preliminary net revenues of $1.03 billion, representing an increase of 17%, or $152 million, compared to the seven-month period ended Aug. 4, 2019. Over this same period, in-park per capita spending was $60.76, up 25% from 2019 levels, and out-of-park revenues totaled $125 million, up $20 million, or 19% from the same period in 2019. Operating days for the seven-month periods in 2022 and 2019, totaled 1,362 days and 1,352 days, respectively. This includes 94 fewer operating days at the Company’s legacy parks during the current seven-month period, due to a natural calendar shift with the comparable period in 2019 and the planned removal of early-season operating days at several of the Company’s parks.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 SECOND-QUARTER RESULTS; PROVIDES UPDATE THROUGH JULY 31
Aug. 3, 2022

Balance Sheet and Liquidity Update
Deferred revenues as of June 26, 2022, including non-current deferred revenue, totaled $307 million, representing an increase of $73 million, or 31%, from the end of the first quarter of 2022, and an increase of $15 million, or 5%, when compared to deferred revenues as of June 27, 2021. On June 26, 2022, the Company had cash on hand of $125 million and $194 million available under its revolving credit facility, net of $16 million of letters of credit, for total liquidity of $319 million. This compares to $284 million of total liquidity on March 27, 2022. Net debt(3) as of June 27, 2022, was $2.5 billion, calculated as total debt of $2.6 billion less cash and cash equivalents of $125 million.
Conference Call
As previously announced, the Company will host a conference call with analysts starting at 10 a.m. ET today, Aug. 3, 2022, to further discuss its recent financial performance. Participants on the call will include Cedar Fair President and CEO Richard Zimmerman, Executive Vice President and CFO Brian Witherow and Corporate Director of Investor Relations Michael Russell.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, shortly after the live call’s conclusion.
A replay of the call is also available by phone starting at approximately 1 p.m. ET on Wednesday, Aug. 3, 2022, until 11:59 p.m. ET, Wednesday, Aug. 17, 2022. To access the phone replay, please dial (800) 770-2030 or (647) 362-9199, followed by the Conference ID: 3270518.
(1) For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached reconciliation table and related footnotes.
(2) Attendance per operating day is calculated as attendance divided by total operating days. Same-park attendance per operating day excludes the results of Schlitterbahn Waterpark and Resort New Braunfels and Schlitterbahn Waterpark Galveston, which were acquired on July 1, 2019. The Company excluded 453,000 in attendance and 96 operating days for the three months ended June 26, 2022 to calculate this statistic on a same-park basis.
(3) Net debt is calculated as total debt of $2.5 billion plus debt issuance costs of $39 million less cash on hand of $125 million. Management believes net debt is a meaningful measure used to monitor leverage.

About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive, and memorable experiences, the Company owns and operates 13 properties,
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 SECOND-QUARTER RESULTS; PROVIDES UPDATE THROUGH JULY 31
Aug. 3, 2022

consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs, goals, and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct, including the timing of any debt paydown or payment of partnership distributions, or that the Company's growth strategies will achieve the targeted results. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks, as well as the timing of any debt paydown or payment of partnership distributions, and the Company's growth strategies, and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.
This news release and prior releases are available under the News tab at http://ir.cedarfair.com
- more -
(financial tables follow)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 SECOND-QUARTER RESULTS; PROVIDES UPDATE THROUGH JULY 31
Aug. 3, 2022

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Six months ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
Net revenues:
Admissions	$253,494	$99,072	$302,930	$99,072
Food, merchandise and games	177,153	83,945	213,868	91,191
Accommodations, extra-charge products and other	78,844	41,120	91,528	43,616
	509,491	224,137	608,326	233,879
Costs and expenses:
Cost of food, merchandise, and games revenues	49,162	23,630	59,986	25,936
Operating expenses	232,421	155,945	352,271	222,099
Selling, general and administrative	65,601	47,066	106,387	77,416
Depreciation and amortization	49,037	33,992	58,636	35,445
Loss on impairment / retirement of fixed assets, net	1,199	1,937	2,747	3,476
Gain on sale of investment	—	—	—	(2)
	397,420	262,570	580,027	364,370
Operating income (loss)	112,071	(38,433)	28,299	(130,491)
Interest expense	40,214	46,005	78,337	90,101
Net effect of swaps	(7,739)	(3,834)	(21,941)	(7,396)
Loss on early debt extinguishment	—	—	—	4
Loss (gain) on foreign currency	9,845	(11,099)	9,860	(16,904)
Other income	(394)	(27)	(443)	(105)
Income (loss) before taxes	70,145	(69,478)	(37,514)	(196,191)
Provision (benefit) for taxes	19,373	(10,608)	223	(26,905)
Net income (loss)	50,772	(58,870)	(37,737)	(169,286)
Net income (loss) allocated to general partner	1	(1)	—	(2)
Net income (loss) allocated to limited partners	$50,771	$(58,869)	$(37,737)	$(169,284)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	June 26, 2022	June 27, 2021
Cash and cash equivalents	$124,929	$292,596
Total assets	$2,416,997	$2,664,233
Long-term debt, including current maturities:
Revolving credit loans	$90,000	$—
Term debt	190,920	256,713
Notes	2,265,114	2,704,002
	$2,546,034	$2,960,715
Total partners' deficit	$(725,782)	$(841,560)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 SECOND-QUARTER RESULTS; PROVIDES UPDATE THROUGH JULY 31
Aug. 3, 2022

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended			Six months ended
	June 26, 2022	June 27, 2021	June 30, 2019	June 26, 2022	June 27, 2021	June 30, 2019
Net income (loss)	$50,772	$(58,870)	$63,298	$(37,737)	$(169,286)	$(20,375)
Interest expense	40,214	46,005	22,927	78,337	90,101	43,847
Interest income	(509)	(18)	(81)	(551)	(31)	(314)
Provision (benefit) for taxes	19,373	(10,608)	14,676	223	(26,905)	(5,309)
Depreciation and amortization	49,037	33,992	55,904	58,636	35,445	69,493
EBITDA	158,887	10,501	156,724	98,908	(70,676)	87,342
Loss on early debt extinguishment	—	—	—	—	4	—
Net effect of swaps	(7,739)	(3,834)	10,779	(21,941)	(7,396)	17,158
Non-cash foreign currency loss (gain)	9,834	(11,018)	(9,481)	9,848	(16,822)	(18,145)
Non-cash equity compensation expense	8,225	3,638	3,287	11,883	9,007	5,830
Loss on impairment / retirement of fixed assets, net	1,199	1,937	682	2,747	3,476	2,106
Gain on sale of investment	—	—	—	—	(2)	(617)
Acquisition-related costs	—	—	946	—	—	946
Other (1)	147	496	124	692	507	283
Adjusted EBITDA (2)	$170,553	$1,720	$163,061	$102,137	$(81,902)	$94,903

(1)    Consists of certain costs as defined in the Company's current and prior credit agreements. These items are excluded from the calculation of Adjusted EBITDA and have included certain legal expenses and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)    Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS 2022 SECOND-QUARTER RESULTS; PROVIDES UPDATE THROUGH JULY 31
Aug. 3, 2022

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Three months ended			Six months ended
	June 26, 2022	June 27, 2021	June 30, 2019	June 26, 2022	June 27, 2021	June 30, 2019
Attendance	7,846	3,409	8,500	9,299	3,409	9,675
In-park per capita spending (1)	$59.52	$55.94	$47.22	$59.42	$55.94	$47.09
Out-of-park revenues (1)	$59,622	$40,833	$49,344	$76,114	$50,980	$64,105
Operating days	708	393	726	838	393	827
(1)    In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, out-of-park food and retail locations, online transaction fees charged to customers, sponsorships and all other out-of-park operations. A reconciliation of out-of-park revenues to net revenues for the periods presented is as follows:

	Three months ended			Six months ended
(In thousands)	June 26, 2022	June 27, 2021	June 30, 2019	June 26, 2022	June 27, 2021	June 30, 2019
In-park revenues	$466,987	$190,666	$401,383	$552,523	$190,666	$455,596
Out-of-park revenues	59,622	40,833	49,344	76,114	50,980	64,105
Concessionaire remittance	(17,118)	(7,362)	(14,537)	(20,311)	(7,767)	(16,534)
Net revenues	$509,491	$224,137	$436,190	$608,326	$233,879	$503,167

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233